Exhibit 99.1

SailPoint Names Matt Mills as Chief Revenue Officer

AUSTIN, September 3, 2019 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity governance, today announced the appointment of Matt Mills to Chief Revenue Officer (CRO). In this role, Matt will lead SailPoint’s global sales organization, driving the company’s overall go-to-market strategy and execution.

“Matt joins SailPoint at a pivotal time for us as a company as we embark on our next level of growth. His extensive expertise in leading a sales team built for growth and scale, coupled with a strong background in selling complex enterprise and SaaS software solutions makes him an excellent addition to the executive leadership team,” said Mark McClain, CEO and Co-founder, SailPoint. “We are very pleased to have someone of his caliber on our leadership team and look forward to his contributions to our business.”

Matt brings over 30 years of experience to his role as SailPoint’s Chief Revenue Officer. Matt spent over 20 years at Oracle as Senior Vice President North America Sales where he oversaw over 8,000 employees and was responsible for $4.5B in annual revenues. He also sat on the company’s executive committee where he played an instrumental role in its strategic go-to-market shift to the cloud.  More recently, Matt was the CEO of MapR Technologies until 2018 and is currently a board advisor and member to early-stage SaaS companies.

“As enterprises continue their move to the cloud, understanding ‘who has access to what’ rises to the top of executive concerns. SailPoint, as the leader in identity governance, has become a critical partner to mid- and large enterprises by helping them answer that question, effectively securing the digital identities of their users across their hybrid infrastructure,” said Matt. “I look forward to working with the leadership team to help make SailPoint the go-to cybersecurity and identity governance partner for organizations of all sizes around the world.”

SailPoint: The Power of Identity™
SailPoint, the leader in enterprise identity governance, brings the Power of Identity to customers around the world. SailPoint’s open identity platform gives organizations the power to enter new markets, scale their workforces, embrace new technologies, innovate faster and compete on a global basis. As both an industry pioneer and market leader in identity governance, SailPoint delivers security, operational efficiency and compliance to enterprises with complex IT environments. SailPoint’s customers are among the world’s largest companies in a wide range of industries, including: 8 of the top 15 banks, 4 of the top 6 healthcare insurance and managed care providers, 9 of the top 15 property and casualty insurance providers, 5 of the top 13 pharmaceutical companies, and 11 of the largest 15 federal agencies.

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Media Inquiries:

Jessica Sutera, 978-278-5411
Jessica.Sutera@sailpoint.com